Exhibit 99.1

DayStar Technologies Announces Determination not to Proceed with Tender Offer for Majority Interest of Salamon Group

Union City, California - October 1, 2012 – DayStar Technologies, Inc. (“DayStar” or the “Company”) today announced that it has determined not to proceed with the proposed tender offer to the shareholders of Salamon Group, Inc. (OTCQB: SLMU) (“Salamon”) to acquire at least 50.1% of Salamon’s outstanding shares of common stock, as announced by the Company on August 14, 2012. DayStar may in the future determine to re-evaluate its determination not to proceed.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is a developer of solar photovoltaic products based upon CIGS thin film deposition technology and is currently embarked on a strategy of strategic partnerships to enter new markets within the global renewal energy industry. For more information, visit the DayStar website at http://www.daystartech.com.

About Salamon Group, Inc.

Salamon Group, Inc., through its Sunlogics Power Fund Management Inc. division, is a solar energy project company specializing in the construction management and acquisition of renewable energy power projects. Sunlogics Power also looks to acquire assets and other companies in the solar and renewable energy space that are a strategic fit. Sunlogics Power is also a project-acquiring partner of Sunlogics Plc and its Subsidiary as well as other third party project developers, http://www.sunlogicspowerfund.com.

Cautionary statement regarding forward-looking statements

This communication does not constitute an offer to purchase on a solicitation of an offer to sell any securities.

This communication contains forward-looking statements. DayStar cautions readers that any forward-looking statements made by DayStar, including those made in this communication, are risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of a potential business combination transaction involving DayStar and Salamon including future financial and operating results, DayStar’s plans, objectives, expectations (financial or otherwise) and intentions relating to the potential business combination and other statements that are not historical facts.

Factors that may affect DayStar’s operations are described under “Risk Factors” in DayStar’s Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission.

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Salamon common stock. In the event that DayStar subsequently determines to make such any offer for any Salamon common stock, any solicitation and offer to buy Salamon common stock would be made only pursuant to an offer to purchase and related materials. Such offer to purchase and related materials would be filed by DayStar with the Securities and Exchange Commission (SEC) and investors and securityholders would be able to obtain a free copy of these materials (when available) and other documents filed by DayStar, with the SEC at the website maintained by the SEC as www.sec.gov. Such offer to purchase and related materials would also be made available for free by DayStar in a manner that would be announced by DayStar. In the event of such a future offer, investors and securityholders will be urged to read these material carefully when they become available since they will contain important information, including the terms and conditions of the offer.